Filed Pursuant to Rule 433

Registration Statement No. 333-183490

Pricing Term Sheet

May 22, 2013

Analog Devices, Inc.

$500,000,000 2.875% Senior Notes due 2023

Issuer:	Analog Devices, Inc.

Format:	SEC Registered

Trade Date:	May 22, 2013

Settlement Date (T+7):	June 3, 2013

Maturity Date:	June 1, 2023

Aggregate Principal Amount:	$500,000,000

Coupon:	2.875%

Price to Public (Issue Price):	99.604%

Pricing Benchmark:	UST 1.75% due May 15, 2023

Benchmark Yield:	2.021%

Spread to Benchmark:	+90 basis points

Re-offer Yield:	2.921%

Interest Payment Dates:	Semi-annual on June 1 and December 1 of each year, beginning on December 1, 2013

Optional Redemption:	At any time prior to March 1, 2023, at the greater of 100% or the make-whole amount at a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to the date of repurchase.

Par Call:	At any time on or after March 1, 2023, at 100%, plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	032654AH8 / US032654AH86

Ratings*:	Moody’s: A3 (Stable)

S&P: A- (Stable)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Credit Suisse Securities (USA) LLC

Co-Managers:	Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.